Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES THAT A PHASE 3 CLINICAL TRIAL OF

GLUFOSFAMIDE FOR TREATMENT OF PANCREATIC CANCER DID NOT MEET ITS

PRIMARY ENDPOINT

REDWOOD CITY, CA – February 26, 2007 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that a Phase 3 trial of glufosfamide did not show a statistically significant improvement in overall survival compared to best supportive care (BSC) in patients with metastatic pancreatic cancer who had relapsed after gemcitabine chemotherapy. While the overall survival in patients in the glufosfamide arm was 18% higher compared to those who received best supportive care alone, the result was not statistically significant.

“First and foremost, we thank all the patients and investigators who participated in this trial. It remains a challenge to identify new clinically significant treatments for this devastating disease, with still no approved treatment options in the second-line setting,” said Barry Selick, Ph.D., Threshold’s chief executive officer. “While there was a trend toward efficacy with glufosfamide, unfortunately the trial did not meet its efficacy endpoint. Based upon the activity seen in this, and previous studies, we remain committed to our ongoing trials with glufosfamide. Furthermore, we will continue to develop 2-deoxyglucose as well as our pre-clinical candidate HAP-302.”

Phase 3 Clinical Trial Results

In this multi-national, randomized, open-label Phase 3 trial, 303 patients with metastatic pancreatic cancer who had relapsed after a standard gemicitabine-containing systemic chemotherapy were randomized to receive glufosfamide every three weeks plus BSC (n=148) or BSC alone (n=155). An independent data monitoring committee performed an interim analysis in May 2006 and recommended continuing the study through completion.

The primary efficacy comparison of overall survival was based on 261 deaths and did not reach statistical significance (p=0.19); the hazard ratio of glufosfamide to BSC was 0.85 (95% confidence interval of 0.66 to 1.08). The median survival of patients who were treated with glufosfamide was 105 days versus 84 days for the patients who received BSC.

No new or unexpected safety signals were observed. Adverse events, including renal toxicity and hematologic toxicity, were similar to those observed in previous clinical trials of glufosfamide. The most common drug-related toxicities in the glufosfamide-treated patients were nausea and vomiting.

Phase 2 Clinical Trials

As previously announced, the Company has also completed enrollment in a Phase 2 clinical trial to evaluate patients with locally advanced and/or metastatic pancreatic adenocarcinoma previously untreated with chemotherapy. Patients receive the standard dose of gemcitabine plus glufosfamide. In addition to safety, the trial is investigating the efficacy of glufosfamide in combination with gemcitabine as determined by response rate, duration of response, progression-free survival, overall survival, six- and twelve-month survival and change in serum tumor marker levels (CA19-9). Patients in the trial receive the standard dose of gemcitabine (1000mg/m2) weekly for 3 of every 4 weeks and 4500mg/m2 of glufosfamide administered once every 4 weeks. Top-line results were announced in December 2006, with final results from this trial expected by the end of the third quarter of 2007.

Additionally, the Company recently announced the start of two Phase 2 clinical trials to evaluate the activity and safety of glufosfamide in women with platinum-resistant ovarian cancer and in patients with recurrent, sensitive small-cell lung cancer. The Company anticipates starting a clinical trial in soft tissue sarcoma in the first half of 2007. Top-line results of these studies are expected in 2008.

The Company continues to expect its cash to last at least through the middle of 2008.

Webcast Information

The Company will host a conference call today at 4:30 p.m. ET to discuss the Phase 3 data. To access the live teleconference, dial 800-289-0572 (U.S.) or 913-981-5543 (international). To access the live audio webcast or the subsequent archived recording please log on to the Investor section of the Threshold Pharmaceuticals, Inc. website: http://www.thresholdpharm.com.

About Glufosfamide

Glufosfamide combines the active part of ifosfamide, a member of a widely used class of chemotherapy drugs known as “alkylators”, with a glucose molecule. Because of its glucose component and a tumor cell’s increased need for glucose, glufosfamide may be preferentially transported into tumors compared to most normal tissues. Inside cells, the linkage between glucose and the alkylator is cleaved to release the active drug.

About Pancreatic Cancer

The American Cancer Society estimates that 37,170 patients will be diagnosed with pancreatic cancer in the United States in 2007, and approximately 33,370 patients will die from the disease. Only 15-20% of newly diagnosed patients are eligible for surgery, which is typically followed by radiation and chemotherapy. Patients with inoperable pancreatic cancer are treated with radiation and chemotherapy, or in the case of metastatic disease, chemotherapy alone as the advantages of radiation are reduced.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of small molecule therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates, clinical trial progress and results, potential therapeutic uses and benefits of our product candidates and financial projections. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). The scientific information discussed in this news release related to our product candidate is preliminary and investigative. The product candidate is not approved by the U.S. Food and Drug Administration (FDA), and no conclusions can or should be drawn regarding the safety or effectiveness of the product candidate. Only the FDA can determine whether the product candidate is safe and effective for the use(s) being investigated. Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 9, 2006 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We do not intend to update any forward-looking statement made in this news release.